Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

PRB ENERGY ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE OFFICER

Denver, Colorado - January 31, 2008 - PRB Energy, Inc. (AMEX:PRB) today announced that the Board of Directors has accepted the resignation of Robert W. Wright from his positions as Chairman and Chief Executive Officer of PRB Energy, effective immediately.

William F. Hayworth, the Company’s President and Chief Operating Officer since June 2004, will become Chief Executive Officer.  Mr. Hayworth has over 29 years in oil and gas operations. From 2002 to 2004, he was a consultant to various energy companies acting as project manager and evaluation specialist for coal-bed methane pilot projects in Kansas, Wyoming, western Colorado and Utah.   He was also Vice President Operations for Intoil, Inc. in Denver, the Engineering/Operations Manager for Patrick Petroleum in Houston and Jackson, MI and spent 12 years with Phillips Petroleum where he held various reservoir and process engineering positions in the United Kingdom, Norway, Texas and Oklahoma. Mr. Hayworth holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan. He is a member of the American Association of Drilling Engineers, the Rocky Mountain Association of Geologists, the International Association of Drilling Contractors, the Society of Petroleum Engineers and the Energy Finance Group.

Mr. James P. Schadt, a member of the Board of Directors since October 2005, will become acting Chairman of the Board.    Mr. Schadt retired as Chairman and Chief Executive of the Reader’s Digest Association in  1997 and has since been involved in various commercial activities, including acting Chief Executive of the software company, Mercator, Inc. He is currently a partner of Contagion, LLC, an operator of magazine publishing services, a director of LEK, a Boston-based consultancy specializing in shareholder value and a Life Trustee of Northwestern University. From 1980 to 1991, Mr. Schadt was with London-based Cadbury Schweppes plc serving on the Board of Directors and rising to Chief Executive Officer of the global beverages business.

ABOUT PRB ENERGY, INC.

Since commencing operations in January 2004, PRB Energy has evolved into an exploitation and development company with activities in the Rocky Mountain States.   The Company is vertically integrated,  combining upstream exploitation and production as well as midstream gathering and processing for, primarily, its own production.  This model is intended to increase PRB Energy’s access to  and acquisition of high-potential development properties at attractive prices and deliver cost savings.

This press release may include certain forward-looking statements.   Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results is discussed in the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and in subsequent filings under the Securities Exchange Act of 1934.   The Company undertakes no obligation to update or revise any forward looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel:
PRB Energy, Inc.		DRG&E
Bill Hayworth, CEO		Jack Lascar/Lisa Elliott
(303) 308-1330		(713) 529-6600
investors@prbenergy.com		jlascar@drg-e.com/lelliott@drg-e.com

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